As filed with the Securities and Exchange Commission on February 28, 2011

Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

POWER3 MEDICAL PRODUCTS, INC.
(Exact Name of Registrant as Specified in its Charter)

New York	65-0565144
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

26022 Budde Road The Woodlands, TX	77380
(Address of Principal Executive Offices)	(Zip Code)

Power3 Medical Products, Inc. 2011 Equity Awards Plan

(Full Title of the Plan)

Helen R. Park
Chief Executive Officer
Power3 Medical Products, Inc.
26022 Budde Road
The Woodlands, TX 77380
(Name and Address of Agent for Service)

(281) 298-7944
(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common stock	25,000,000	$0.0181	$452,500	$52.54

(1)
Pursuant to Rule 416 under the Securities Act, this registration statement also covers an indeterminate number of additional shares of common stock issuable with respect to the shares being registered hereunder by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the registrant’s outstanding shares of common stock.

(2)	Estimated pursuant to Rule 457(h) under the Securities Act for the purpose of determining the registration fee.

EXPLANATORY NOTE

This registration statement registers a total of 25,000,000 shares of common stock, par value $.001 per share, of Power3 Medical Products, Inc., a New York corporation, that may be issued and sold under the Power3 Medical Products, Inc. 2011 Equity Awards Plan.

PART I

INFORMATION RQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”) and has been omitted from this registration statement pursuant to Rule 428 of the Securities Act and the Note to Part I of Form S-8.

Item 2.  Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act and has been omitted from this registration statement pursuant to Rule 428 of the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

We are subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”).  The following documents that we heretofore filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:

(a)           Our Annual Report on Form 10-K for our fiscal year ended December 31, 2009, filed with the SEC on April 15, 2010 pursuant to Section 13(a) of the Exchange Act.

(b)           Our Quarterly Reports on Form 10-Q for our fiscal quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, filed with the SEC on May 17, 2010, August 17, 2010 and November 15, 2010, respectively, pursuant to Section 13(a) of the Exchange Act.

(c)           Our Current Reports on Form 8-K filed with the SEC on February 3, 2010,  February 11, 2010, May 12, 2010, September 8, 2010 and January 6, 2011 pursuant to Section 13(a) of the Exchange Act.

(d)           Our Preliminary Proxy Statement on Schedule 14A filed with the SEC on January 25, 2011 pursuant to Section 14(a) of the Exchange Act.

(e)           The description of our common stock contained in our Registration Statement on Form 10, Registration No. 000-24921, filed with the SEC on September 28, 1998 pursuant to Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents that we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents.  Unless expressly incorporated into this registration statement, information contained in a report that was furnished, and not filed, on Form 8-K under the Exchange Act shall not be incorporated by reference into this registration statement.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 6.  Indemnification of Directors and Officers.

Section 721 of the New York Business Corporation Law (the “NYBCL”) provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or bylaws or by a duly authorized resolution of its shareowners or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Section 722(a) of the NYBCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

Section 722(c) of the NYBCL provides that a corporation may indemnify a director or officer, made or threatened to be made a party in a derivative action, against amounts paid in settlement and reasonable expenses actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification will be available under Section 722(c) of the NYBCL in respect of: (i) a threatened or pending action which is settled or otherwise disposed of, or (ii) any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

Section 723 of the NYBCL specifies the manner in which payment of indemnification under Section 722 of the NYBCL or indemnification permitted under Section 721 of the NYBCL may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723.

Section 724 of the NYBCL provides that, upon application by a director or officer, indemnification may be awarded by a court to the extent authorized under Section 722 and Section 723 of the NYBCL. Section 725 of the NYBCL contains certain other miscellaneous provisions affecting the indemnification of directors and officers.

Section 726 of the NYBCL authorizes a corporation to purchase and maintain insurance to indemnify: (i) a corporation for any obligation that it incurs as a result of the indemnification of directors and officers under the provisions of Article 7 of the NYBCL, (ii) directors and officers in instances in which they may be indemnified by a corporation under the provisions of Article 7 of the NYBCL, and (iii) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such section, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

Our Bylaws provide that each of our officers and directors shall be indemnified by the company against all costs and expenses actually and necessarily incurred by him or her in connection with the defense of any action, suit or proceeding in which he or she may be involved or to which he or she may be made a party by reason of his or her being or having been such an officer or director, except in regards to matters as to which he or she is finally adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of his or her duties.

The Amended and Restated Employment Agreement, dated May 17, 2009, by and between us and Ira L. Goldknopf, Ph.D, provides that we will indemnify and hold harmless Dr. Goldknopf from and against any and all losses, claims, damages, expenses and/or liabilities which he may incur arising out of the normal course of business in carrying out the duties and responsibilities associated with the position of Chief Scientific Officer arising from Dr. Goldknopf’s reliance upon and approved use of information, reports and data furnished by and representations made by us, with respect to the company, where Dr. Goldknopf in turn distributes and conveys such information, reports and data to the public in the normal course of representing the Company.  Such indemnification shall include, but not be limited to, expenses (including all attorneys’ fees), judgments, and amounts paid in settlement actually and reasonably incurred by Dr. Goldknopf in connection with an action, suit or proceeding brought against us or Dr. Goldknopf.

The Amended and Restated Consulting Agreement, dated June 1, 2009, by and between us and Bronco Technology, Inc. (“Bronco”) through which we obtained the services of Helen R. Park as our interim Chief Executive Officer, provides that we will indemnify and hold harmless Bronco and Ms. Park from and against any and all losses, claims, damages, expenses and/or liabilities which they may incur arising out of the normal course of business in carrying out the duties and responsibilities associated with the position of Interim Chief Executive Officer arising from Ms. Park’s reliance upon and approved use of information, reports and data furnished by and representations made by us, with respect to the company, where she in turn distributes and conveys such information, reports and data to the public in the normal course of representing us.  Such indemnification shall include, but not be limited to, expenses (including all attorneys’ fees), judgments, and amounts paid in settlement actually and reasonably incurred by Bronco or Ms. Park in connection with an action, suit or proceeding brought against us, Bronco or Ms. Park.

Reference is made to Item 9 for our undertakings with respect to indemnification of liabilities arising under the Securities Act of 1933, as amended.

Item 8.  Exhibits.

The following exhibits are filed as part of this registration statement:

Exhibit No.	Exhibit
5.1	Opinion of Norman T. Reynolds Law Firm

23.1	Consent of M&K CPAs PLLC

23.2	Consent of Norman T. Reynolds Law Firm

24.1	Power of Attorney (included on the signature page)

99.1	Power3 Medical Products, Inc. 2011 Equity Awards Plan

Item 9.  Undertakings.

(a)           The undersigned registrant hereby undertakes:

 (1)          to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Woodlands, State of Texas, on the 28th day of February, 2011.

POWER3 MEDICAL PRODUCTS, INC.

By:	/s/ Helen R. Park
Helen R. Park
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned individuals constitutes and appoints Ira L. Goldknopf his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in or about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ Helen R. Park	Chief Executive Officer and	February 28, 2011
Helen R. Park	Chairman of the Board
(Principal Executive Officer)

/s/ Helen R. Park	Chief Financial Officer	February 28, 2011
(Principal Financial and
Helen R. Park	Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Exhibit

5.1	Opinion of Norman T. Reynolds Law Firm
23.1	Consent of M&K CPAs PLLC
23.2	Consent of Norman T. Reynolds Law Firm
24.1	Power of Attorney (included on the signature page)
99.1	Power3 Medical Products, Inc. 2011 Equity Awards Plan